IMMEDIATE  RELEASE       Contact:  Lucious T. (Tim) Harris, Treasurer
                                        Capital Bancorp
                                        (305) 536-1677
                                        Bruce Rubin
                                        Rubin Barney & Birger
                                        (305) 448-7450


            CAPITAL BANCORP ANNOUNCES EXECUTION OF MERGER AGREEMENT
                        WITH UNION PLANTERS CORPORATION

          MIAMI --August 13, 1997 --Capital Bancorp (Nasdaq: CBCP) announced today that it has entered into a definitive agreement with Union Planters Corporation, a bank holding company based in Memphis, Tennessee (NYSE: UPC), pursuant to which UPC would acquire all of the outstanding stock of Capital Bancorp.

          Under the terms of the agreement, UPC would exchange 0.8525 shares of UPC Common Stock for each outstanding share of Common Stock of Capital Bancorp. The acquisition, which is to be accounted for as a pooling of interests, is expected to be completed by the end of the first quarter of 1998, and is subject to due diligence review, shareholder and regulatory approvals, and the satisfaction of certain normal contractual closing conditions. Based on the closing price of UPC Common Stock on August 12, 1997 of $50 7/16, shareholders of Capital Bancorp would receive approximately $43 in UPC shares for each share of Common Stock of Capital Bancorp in a tax-free exchange.

          Gerald M. Stern, the Chairman of Capital Bancorp's Strategic Planning and Finance Committee, said "The decision of the Board of Directors to enter into this agreement represents the culmination of an exhaustive process, which began in earnest at the beginning of this year, that was designed to identify a high quality merger partner for Capital Bancorp. We are extremely pleased with the results of that process."

          Union Planters Corporation, headquartered in Memphis,
     Tennessee, was founded in 1869 and is a $15 billion bank holding company. It has banking offices in Tennessee, Mississippi, Missouri, Arkansas, Alabama, Louisiana, and Kentucky.

          Daniel M. Holtz, Chairman of the Board, Chief Executive Officer and President of Capital Bancorp said "I am delighted at the prospect of Capital Bancorp affiliating with Union Planters. This strategic merger should put to rest the uncertainty that has surrounded Capital for the past few years and will allow our shareholders to participate in the growth potential of Union Planters."

          Capital Bancorp is the parent company of Miami-based Capital Bank, which has 28 South Florida offices. The Bank had assets of approximately $1.9 billion and deposits of approximately $1.2 billion as of June 30, 1997. Capital Bank owns approximately 81 percent of Capital Factors Holding, Inc., which is a specialized financial services company headquarted in Boca Raton with offices in Los Angeles, New York City, Charlotte and Atlanta. Capital Bancorp's Common Stock is traded on the Nasdaq National Market under the symbol "CBCP." Capital Factors Holding, Inc.'s Common Stock is traded on the Nasdaq National Market under the symbol "CAPF."

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